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                                   EXHIBIT 19
                             TO REPORT ON FORM 10-Q
                      FOR THE PERIOD ENDED MARCH 29, 1996
                     FIRST OF MICHIGAN CAPITAL CORPORATION


RESIGNATION OF CHIEF EXECUTIVE OFFICER

This agreement, made, executed, and delivered as of the 18th day of March, 1996, by and among First of Michigan Capital Corporation, a Delaware corporation, and its subsidiaries including First of Michigan Corporation and Cranbrook Capital Management, Inc., and Steve Gasper, Jr., its President and Chief Executive Officer.


  Board of Directors
  First of Michigan Capital Corporation
  100 Renaissance Center, 26th Floor
  Detroit, Michigan  48243-1182

  Gentlemen:

      Bill Cuddy and I have discussed over the past seven weeks my accomplishments at First of Michigan, the future course of the company and my objectives. I have now decided to resign effective immediately as a director, officer and employee of First of Michigan Capital Corporation and its subsidiaries, including First of Michigan Corporation and Cranbrook Capital Management, Inc., so that I may pursue other opportunities. I will be available for a reasonable time to respond to requests for help with the transition to new management.

      You have agreed through Bill Cuddy that despite my resignation I will continue through March 31, 1997 (i) to be paid the cash compensation specified in subsections (a) and (b) of Section 3 of my Employment Agreement dated April 1, 1994, as amended, (ii) to participate in the existing medical, life, disability and dental and vision insurance plans of First of Michigan on the same basis as I now participate and (ii) to use the Aurora automobile which First of Michigan currently leases for me, with First of Michigan paying the lease, maintenance and insurance expenses. In return, I agree that I will not continue to receive any of the other fringe and other employee benefits referred to in Sections 4 and 5 of the Employment Agreement. I also agree that the Continuing Rights and Obligations as defined in that Employment Agreement will continue to be effective despite my resignation.


  Very truly yours,

  /s/  Steve Gasper, Jr.
  ----------------------




  Approved on Behalf of the Board of Directors

  /s/  William Cuddy
  ------------------
  First of Michigan Capital Corporation